EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following registration statements of CryoLife, Inc.:

(1)	Registration Statement No. 333-197545 on Form S-8 pertaining to the Second Amended and Restated CryoLife, Inc. 2009 Stock Incentive Plan,
(2)	Registration Statement No. 333-182296 on Form S-8 pertaining to the Amended and Restated CryoLife, Inc. 2009 Stock Incentive Plan,
(3)	Registration Statement No. 333-182297 on Form S-4 filed on June 22, 2012,
(4)	Registration Statement No. 333-206119 on Form S-3 filed on August 5, 2015, as amended on August 21, 2015,
(5)	Registration Statement No. 333-167065 on Form S-8 pertaining to the CryoLife, Inc. Employee Stock Purchase Plan,
(6)	Registration Statement No. 333-159608 on Form S-8 pertaining to the CryoLife, Inc. 2009 Employee Stock Incentive Plan,
(7)	Registration Statement No. 333-104637 on Form S-8 pertaining to the CryoLife, Inc. 2002 Stock Incentive Plan,
(8)	Registration Statement No. 333-119137 on Form S-8 pertaining to the CryoLife, Inc. 2004 Employee Stock Incentive Plan,

of our report dated April 29, 2015, with respect to the consolidated balance sheet of On-X Life Technologies Holdings, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of income, shareholders’ deficit and cash flows for the year then ended, which report appears in the Form 8-K/A of CryoLife, Inc. dated March 9, 2016.

/s/ KPMG LLP

Austin, Texas

March 8, 2016